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                                                                       Exhibit 5

                                  March 15, 2000


Redback Networks, Inc.
1389 Moffet Park Drive
Sunnyvale, CA  94304

     Re: Redback Networks, Inc. ("the Company") Registration Statement for Offering of Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 5,194,846 shares of Common Stock available for issuance under the Company's 1999 Stock Incentive Plan, (ii) 1,000,000 shares of Common Stock under the 1999 Employee Stock Purchase Plan,
(iii) 550,000 shares of Common Stock under the 1999 Directors' Option Plan and
(iv) 2,425,000 shares of Common Stock under the Siara Systems, Inc. 1998 Equity Incentive Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the applicable plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP
                                        ---------------------------------------
                                        Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP